UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2008
WINTRUST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	0-21923	36-3873352
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

727 North Bank Lane		60045
Lake Forest, Illinois		(Zip Code)
(Address of principal executive
offices)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Sale of Series A Preferred Stock
     Wintrust Financial Corporation (the “Company”) entered into an Investment Agreement, dated as of August 26, 2008 (the “Investment Agreement”), with funds controlled by CIVC Partners (“CIVC”), pursuant to which the Company sold $50 million of equity securities of the Company (the “Capital Investment”), as described in more detail below.
     Terms of the Series A Preferred Stock
     In connection with the Capital Investment, the Company established a newly authorized series of preferred stock, designated as 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The Company filed the Certificate of Designations for the Series A Preferred Stock (the “Certificate of Designations”) with the Secretary of State of Illinois on August 26, 2008, which sets forth the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock, and is attached hereto as Exhibit 4.1.
     Dividends on the Series A Preferred Stock are payable quarterly in arrears if, when and as declared by the Company’s Board of Directors, at a rate of 8.00% per year on the liquidation preference of $1,000 per share. Dividends on the Series A Preferred Stock will be non-cumulative. If for any reason the Company’s Board of Directors does not declare full cash dividends on the Series A Preferred Stock for a quarterly dividend period prior to the related dividend payment date, that dividend will not accrue and the Company will have no obligation to pay any dividends for that quarterly dividend period on the related dividend payment date or at any time in the future, whether or not the Company’s Board of Directors declares dividends on the Preferred Stock for any future quarterly dividend period. With certain limited exceptions, if the Company does not pay full cash dividends on the Series A Preferred Stock for the most recently completed dividend period, the Company may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, its common stock or other stock ranking equally with or junior to the Series A Preferred Stock. The Series A Preferred Stock is not redeemable by the holders or the Company.
     The initial conversion price for the Series A Preferred Stock is $27.38 per share of common stock. Holders of the Series A Preferred Stock may convert their shares into common stock at any time. The Company may convert all of the Series A Preferred Stock into common stock upon the consummation of certain Fundamental Transactions (as defined in the Certificate of Designations) consummated on or after August 26, 2010, provided that it has declared and paid in full dividends on the Series A Preferred Stock for the four most recently completed quarterly dividend periods. On or after August 26, 2013, the Company may convert any or all of the Series A Preferred Stock into common stock if, for 20 trading days during any period of 30 consecutive trading days, the closing price of the Company’s common stock exceeds $35.59 and the Company has declared and paid in full dividends on the Series A Preferred Stock for the four most recently completed quarterly dividend periods. The conversion price is subject to customary anti-dilution adjustments. In addition, the conversion price will be adjusted if the Company sells more than $10 million of common stock (or securities convertible into or exchangeable for common stock) prior to August 26, 2010 at a price per share that is less than an amount that is $1.00 beneath the then applicable conversion price. In no event will the shares of common stock issuable upon conversion of the Series A Preferred Stock be permitted to exceed 19.9% of the Company’s currently outstanding common stock. Additionally, no holder of Series A Preferred Stock will be permitted to receive common stock upon conversion of its Series A Preferred Stock to the extent such conversion would cause such holder to beneficially own more than 9.9% of the Company’s common stock outstanding at such time, unless such holder receives the approval of the Federal Reserve.

     If the Company consummates a Reorganization Event (as defined in the Certificate of Designations), each share of the Series A Preferred Stock will, without the consent of the holders, become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the shares of common stock
     If the Company consummates a Fundamental Transaction prior to August 26, 2010, holders of shares of Series A Preferred Stock may convert such shares into the right to receive the consideration into which shares of common stock are exchanged or converted as a result of such Fundamental Transaction. The consideration to be received by the holders of Series A Preferred Stock for each share of common stock into which the Series A Preferred Stock is convertible must have a fair value of at least $38.33 per share, which is equal to 140% of the initial conversion price, if such Fundamental Transaction is consummated on or prior to August 26, 2009, and a fair value of at least $36.96 per share, which is equal to 135% of the initial conversion price, if such Fundamental Transaction is consummated prior to August 26, 2010, in each case as equitably adjusted for stock splits, stock combinations, stock dividends or similar transactions.
     Holders of the Series A Preferred Stock generally do not have any voting rights, except as required by law. However, the Company may not amend its articles of incorporation in a manner adverse to the rights of the Series A Preferred Stock, issue capital stock ranking senior to the Series A Preferred Stock or take certain other actions without the approval of the holders of the Series A Preferred Stock. In addition, holders of the Series A Preferred Stock, together with the holders of other parity securities having similar voting rights, may elect two directors if the Company has not paid dividends on the Series A Preferred Stock for four or more quarterly dividend periods, whether or not consecutive.
     The above summary of the Certificate of Designations does not purport to be a complete description of the Certificate of Designations and is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 4.1.
     Terms of the Investment Agreement
     Pursuant to the Investment Agreement, CIVC purchased 50,000 shares of Series A Preferred Stock at a purchase price and liquidation preference of $1,000 per share. As described in more detail above, the Series A Preferred Stock can be converted into common stock at any time by the holders, or by the Company in certain circumstances, at an initial conversion price of $27.38 per share of common stock, subject to adjustment.
     CIVC has agreed to hold its investment in the Company for a period of one year, subject to limited exceptions. Following such holding period, the holders of the Series A Preferred Stock or shares of the Company’s common stock delivered in respect of the Series A Preferred Stock may exercise demand registration rights with respect to the common stock, subject to certain limitations. The holders of the Series A Preferred Stock or shares of the Company’s common stock delivered in respect of the Series A Preferred Stock may also exercise customary piggyback registration rights.
     The Company has made certain customary representations and warranties to CIVC under the Investment Agreement, and will indemnify CIVC for any losses resulting from inaccuracies of such representations or warranties, subject to certain limitations. The Company has also agreed to reimburse CIVC for its documented expenses related to the Capital Investment, subject to a cap.
     The above summary of the Investment Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the Investment Agreement attached hereto as Exhibit 10.1.

Credit Agreement
     The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On August 31, 2008, the Company entered into a Seventh Amendment to the Credit Agreement dated as of November 1, 2005 (as amended, the “Credit Agreement”), between the Company and LaSalle Bank National Association (“LaSalle”). The Credit Agreement includes a $100.0 million revolving note, which matures on August 31, 2009. At September 2, 2008, the revolving note had an outstanding balance of $41.0 million. Interest is calculated, at the Company’s option, at a floating rate equal to either: (1) LIBOR plus 200 basis points or (2) the greater of LaSalle’s prime rate or the federal funds rate plus 50 basis points.
     The above summary of the amendment does not purport to be a complete description of such amendment and is qualified in its entirety by reference to the amendment attached hereto as Exhibit 10.2.
Item 3.02. Unregistered Sales of Equity Securities.
     On August 26, 2008, pursuant to the Investment Agreement, the Company sold 50,000 shares of Series A Preferred Stock to CIVC at a purchase price of $1,000 per share. The aggregate offering price was $50 million and, since the Company did not use a placement agent or underwriter, the Company incurred no underwriting discounts or commissions. The Series A Preferred Stock was offered and sold to an institutional investor in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933. As described above in Item 1.01, the Series A Preferred Stock can be converted into common stock at any time by the holders, or by the Company in certain circumstances, at an initial conversion price of $27.38 per share of common stock, subject to adjustment. The information provided in Item 1.01 is incorporated by reference herein.
Item 3.03. Material Modification to Rights of Security Holders.
     As part of the Capital Investment, the Company issued 50,000 shares of its Series A Preferred Stock, the terms of which are more fully described in the Certificate of Designations attached hereto as Exhibit 4.1.
     The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over the holders of the Company’s common stock. Additionally, the holders of the Series A Preferred Stock are entitled to certain minimum returns on their investment in the event the Company engages in a Fundamental Transaction. Further, the Company’s ability to declare or pay dividends with respect to, or to redeem, purchase or make a liquidation payment with respect to the Company’s common stock is limited by the terms of the Series A Preferred Stock. The applicable terms and preferences attached to the Series A Preferred Stock are more fully described in Item 1.01 above, and are contained in the Certificate of Designations attached hereto as Exhibit 4.1.
     The above summary is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 4.1.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On August 26, 2008, the Company filed the Certificate of Designations with the Illinois Secretary of State for the purpose of establishing the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock. The Certificate of Designations became effective with the Illinois Secretary of State upon filing.
     The applicable terms and preferences attached to the Series A Preferred Stock are more fully described in Item 1.01 above, and are contained in the Certificate of Designations. This description is qualified in its entirety by reference to the copy of the Certificate of Designations, which is attached hereto as Exhibit 4.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
Exhibits
4.1	Certificate of Designations of Wintrust Financial Corporation filed on August 26, 2008 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock

10.1	Investment Agreement dated as of August 26, 2008 between Wintrust Financial Corporation and CIVC-WTFC LLC.

10.2	Seventh Amendment dated as of August 31, 2008 to Credit Agreement dated as of November 1, 2005, between Wintrust Financial Corporation and LaSalle Bank National Association.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: September 2, 2008

INDEX TO EXHIBITS
Exhibit
4.1	Certificate of Designations of Wintrust Financial Corporation filed on August 26, 2008 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock

10.1	Investment Agreement dated as of August 26, 2008 between Wintrust Financial Corporation and CIVC-WTFC LLC.

10.2	Seventh Amendment dated as of August 31, 2008 to Credit Agreement dated as of November 1, 2005, between Wintrust Financial Corporation and LaSalle Bank National Association.